Exhibit 99.1

NEWS RELEASE
Corporate Headquarters 4350 Congress Street Suite 600 Charlotte, NC 28209 U.S.A. www.glatfelter.com

For Immediate Release	Contacts:
	Investors:	Media:
	Ramesh Shettigar	Eileen L. Beck
	(717) 225-2746	(717) 225-2793
	ramesh.shettigar@glatfelter.com	eileen.beck@glatfelter.com

GLATFELTER REPORTS FOURTH QUARTER AND FULL YEAR 2020 RESULTS

~ Strong financial performance in the midst of the pandemic ~

~ Progressing transformation with recent announcement to acquire Georgia-Pacific’s U.S. nonwovens business ~

CHARLOTTE, North Carolina – February 4, 2021: Glatfelter Corporation (NYSE: GLT), a leading global supplier of engineered materials, today reported its results for the fourth quarter of 2020, which are summarized in the following table:

	Three months ended December 31
	2020		2019
In thousands, except per share	Amount	EPS	Amount	EPS

Net income (loss)	$9,781	$0.21	$(44,882)	$(1.01)
Income (loss) from discontinued operations, net of tax	650	0.01	(132)	—
Income (loss) from continuing operations	9,131	0.20	(44,750)	(1.01)
Adjusted earnings from continuing operations	9,645	0.22	7,684	0.17

On an adjusted basis, earnings from continuing operations for the three months ended December 31, 2020 and 2019, were $9.6 million, or $0.22 per share, compared with $7.7 million, or $0.17 per share, respectively. Adjusted earnings is a non-GAAP financial measure for which a reconciliation to the nearest GAAP-based measure is provided within this release. Consolidated net sales for the three months ended December 31, 2020 totaled $235.3 million compared with $231.0 million during the same period in 2019. On a constant currency basis, Composite Fibers’ and Airlaid Materials’ net sales decreased by 1.4% and 5.2%, respectively.

“Glatfelter delivered robust earnings in the fourth quarter, further contributing to a strong year amid unforeseen global economic challenges resulting from the pandemic,” said Dante C. Parrini, Chairman and Chief Executive Officer. “As businesses across the globe faced unprecedented volatility, Glatfelter continued to make progress by focusing on employee health and safety and overall operational excellence while ensuring uninterrupted supply of critical products to our customers, thereby achieving full-year adjusted EBITDA growth of 12%. We continued to realize operational and strategic benefits of our transformation that included an optimized portfolio comprised of over 85% essential consumer staples, and an improved cost structure from a flatter and more agile operating model. Also, we generated significant cash flow that translated into meaningful debt reduction, resulting in a very healthy balance sheet.”

Mr. Parrini continued, “In Composite Fibers, strong demand across nearly all product categories drove an increase in total shipments during the quarter compared to prior year. This volume increase and improved mix, combined with elevated production, enabled the segment to deliver an operating profit margin of nearly 11% for the fourth quarter. In Airlaid Materials, shipments during the quarter were above the prior year in all product categories except tabletop, which was negatively affected by the pandemic. As a result, we took more downtime in our Airlaid facilities to manage tabletop inventory, which impacted profitability. For the year, the Airlaid segment delivered an operating profit margin of approximately 12%, exceeding our guidance range.”

“As we start the new year, we remain focused on managing through the ongoing pandemic by keeping our employees safe and facilities operational. Equally important will be accelerating growth through diligent commercial execution and strategic investments such as our recently announced acquisition of Georgia-Pacific’s U.S. nonwovens operations. We believe this business is an excellent

Glatfelter Reports Fourth Quarter and Full Year 2020 Results	page 2

fit for Glatfelter and, given our strong balance sheet and stable cash flows, we are financially well positioned to invest in a variety of opportunities that further enhance the enterprise and align with our long-term growth strategy,” concluded Mr. Parrini.

Environmental, Social and Governance (ESG) Update

Over its 157-year history, Glatfelter has been committed to sustainability and being a responsible corporate citizen. In 2020, the Company made important strides in its ESG initiatives by formalizing sustainability priorities and publishing an ESG report. In addition, Glatfelter received special recognition for several of its high-performing sustainable engineered materials solutions. As part of Unilever’s “Partner with Purpose” program, Glatfelter was named a Top 3 finalist in the Climate and Nature Impact category for its DYNAGREEN plant-based, heat-sealable tea bag product. The Company was also awarded the “Fine to Flush” certificate from Water UK (a trade association representing major water companies in the United Kingdom) for its improved nonwoven substrate used in dispersible wipes and moist toilet tissues.

Fourth Quarter Results

The following table sets forth a reconciliation of results on a GAAP basis to an adjusted earnings basis, a non-GAAP measure:

	Three months ended December 31
	2020		2019
In thousands, except per share	Amount	EPS	Amount	EPS

Net income (loss)	$9,781	$0.21	$(44,882)	$(1.01)
Exclude: (Income) loss from discontinued operations, net of tax	(650)	(0.01)	132	-
Income (loss) from continuing operations	9,131	0.20	(44,750)	(1.01)
Adjustments (pre-tax)
Cost optimization actions	1,612		940
Corporate headquarters relocation	443		—
Pension settlement expenses, net	(638)		75,326
COVID-19 incremental costs	949		—
Strategic initiatives	724		—
Timberland sales and related costs	(369)		(458)
Total adjustments (pre-tax)	2,721		75,808
Income taxes (1)	(1,148)		(23,374)
CARES Act of 2020 tax benefit (2)	(1,059)		—
Total after-tax adjustments	514	0.01	52,434	1.19
Adjusted earnings from continuing operations	$9,645	0.22	$7,684	$0.17

(1)	Tax effect on adjustments calculated based on the incremental effective tax rate of the jurisdiction in which each adjustment originated.
(2)

Tax benefit recorded in connection with passage of the Coronavirus Aid, Relief, and Economic Security Act (“CARES”) related to provisions that modified the “net operating loss” provisions of previous law to allow certain losses to be carried back five years.

The sum of individual per share amounts set forth above may not agree to adjusted earnings per share due to rounding.

A description of each of the adjustments presented above is included later in this release.

Composite Fibers

	Three months ended December 31
Dollars in thousands	2020	2019	Change

Tons shipped (metric)	34,734	34,027	707	2.1%
Net sales	$137,822	$132,664	$5,158	3.9%
Operating income	15,041	12,422	2,619	21.1%
Operating margin	10.9%	9.4%

Composite Fibers’ net sales increased $5.2 million or 3.9%, compared to the year-ago quarter driven by higher shipments in all product categories except metallized, which was restructured earlier in the year. These increases and favorable currency translation of $7.0 million were partially offset by lower selling prices of $3.7 million.

Glatfelter Reports Fourth Quarter and Full Year 2020 Results	page 3

Composite Fibers’ operating income of $15.0 million was $2.6 million higher, or approximately 21% favorable, compared to the fourth quarter of 2019. Stronger shipping volumes in nearly all product categories and improved mix favorably impacted operating profit by $2.5 million. Lower selling prices of $3.7 million were partially offset by lower input prices of $1.3 million, primarily wood pulp. Higher production in most of our facilities to meet the elevated demand, coupled with strong operations, favorably impacted results by $3.4 million. Currency unfavorably impacted results by $0.9 million, reflecting hedging instruments that matured this quarter being lower versus a year ago and more than offsetting the stronger Euro translation rate.

Airlaid Materials

	Three months ended December 31
Dollars in thousands	2020	2019	Change

Tons shipped (metric)	33,593	34,470	(877)	(2.5)%
Net sales	$97,460	$98,308	$(848)	(0.9)%
Operating income	9,073	9,123	(50)	(0.5)%
Operating margin	9.3%	9.3%

Airlaid Materials’ quarterly net sales decreased $0.9 million in the year-over-year comparison. Shipping volumes decreased 2.5% compared to the prior year quarter and selling prices were $0.8 million lower, reflecting the contractual pass-through of lower raw material prices. Currency translation was $4.2 million favorable.

Airlaid Materials’ fourth quarter 2020 operating income of $9.1 million was consistent with the fourth quarter of 2019. Lower shipping volumes unfavorably impacted results by $0.6 million, while lower raw material and energy prices of $1.2 million more than offset selling price declines of $0.8 million, adding net $0.4 million. Operations were $0.7 million unfavorable, mainly driven by lower production in response to the pandemic-driven decline in demand for tabletop products compared to the prior year. Currency translation was $0.9 million favorable.

Other Financial Information

The amount of “Other and Unallocated” operating expense in the table of Segment Financial Information totaled $10.4 million in the fourth quarter of 2020 compared with $8.2 million in the same period a year ago. Excluding the items identified to present “adjusted earnings,” unallocated expenses for the fourth quarter of 2020 decreased $0.7 million compared to the fourth quarter of 2019.

In the fourth quarter of 2020, income from continuing operations totaled $11.9 million and income tax expense totaled $2.8 million. On adjusted pre-tax income of $14.7 million, income tax expense was $5.0 million in the fourth quarter of 2020. The comparable amounts in the same quarter of 2019 were $11.2 million and $3.5 million, respectively. The effective tax rate on adjusted earnings was 34% in the fourth quarter of 2020.

Glatfelter Reports Fourth Quarter and Full Year 2020 Results	page 4

Full Year Results

The following table sets forth a reconciliation of results on a GAAP basis to an adjusted earnings basis, a non-GAAP measure:

	Year ended December 31
	2020		2019
In thousands, except per share	Amount	EPS	Amount	EPS

Net income (loss)	$21,298	$0.48	$(21,541)	$(0.49)
Exclude: Income from discontinued operations, net of tax	(515)	(0.01)	(3,670)	(0.08)
Income (loss) from continuing operations	20,783	0.47	(25,211)	(0.57)
Adjustments (pre-tax)
Restructuring charge - Metallized operations	11,111		—
Cost optimization actions	5,979		8,583
Corporate headquarters relocation	1,053		—
Pension settlement expenses, net	6,154		75,326
COVID-19 incremental costs	2,715		—
Asset impairment charge	900		—
Airlaid capacity expansion costs	—		1,014
Debt refinancing	—		992
Strategic initiatives	1,567		249
Fox River environmental matter	—		(2,509)
Timberland sales and related costs	(1,382)		(1,572)
Total adjustments (pre-tax)	28,097		82,083
Income taxes (1)	(5,405)		(23,722)
CARES Act of 2020 tax benefit (2)	(6,082)		—
Total after-tax adjustments	16,610	0.37	58,361	1.32
Adjusted earnings from continuing operations	$37,393	$0.84	$33,150	$0.75
(1)	Tax effect on adjustments calculated based on the incremental effective tax rate of the jurisdiction in which each adjustment originated.
(2)

Tax benefit recorded in connection with passage of the Coronavirus Aid, Relief, and Economic Security Act (“CARES”) related to provisions that modified the “net operating loss” provisions of previous law to allow certain losses to be carried back five years.

Balance Sheet and Other Information

Cash and cash equivalents totaled $99.6 million as of December 31, 2020, and net debt was $213.9 million compared with $233.7 million at the end of 2019. Net leverage on December 31, 2020 and December 31, 2019 was 1.8 times and 2.2 times, respectively. (Refer to the calculation of this measure provided in the tables at the end of this release.)

Capital expenditures during 2020 and 2019 totaled $28.1 million and $27.8 million, respectively. Adjusted free cash flow for the twelve months ended December 31, 2020 was $80.3 million compared with $51.2 million in the prior year period. (Refer to the calculation of measure provided in the tables at the end of this release.)

Glatfelter Reports Fourth Quarter and Full Year 2020 Results	page 5

Conference Call

As previously announced, the Company will hold a conference call today at 11:00 a.m. (Eastern) to discuss its fourth quarter results. The Company will make available on its Investor Relations website this quarter’s earnings release and an accompanying financial presentation which includes significant financial information to be discussed on the conference call including the Company’s outlook pertaining to financial performance. Information related to the conference call is as follows:

What:	Glatfelter’s 4th Quarter 2020 Earnings Release Conference Call

When:	Thursday, February 4, 2021, 11:00 a.m. (ET)

Number:	US dial 888.335.5539

International dial 973.582.2857

Conference ID:	7096056

Webcast:	https://www.glatfelter.com/investors/webcasts-and-presentations/

Rebroadcast Dates:	February 4, 2021, 2:00 p.m. through February 18, 12:00 p.m.

Rebroadcast Number:	Within US dial 855.859.2056

International dial 404.537.3406

Conference ID:	7096056

Interested persons who wish to hear the live webcast should go to the website prior to the starting time to register and ensure any necessary audio software is installed.

Glatfelter Reports Fourth Quarter and Full Year 2020 Results	page 6

Glatfelter Corporation and subsidiaries

Consolidated Statements of Income

(unaudited)

	Three months ended December 31		Year ended December 31
In thousands, except per share	2020	2019	2020	2019

Net sales	$235,282	$230,972	$916,498	$927,673
Costs of products sold	194,529	194,568	768,629	780,131
Gross profit	40,753	36,404	147,869	147,542
Selling, general and administrative expenses	27,338	23,824	100,045	94,967
Gains on dispositions of plant, equipment and timberlands, net	(322)	(733)	(1,332)	(2,060)
Operating income	13,737	13,313	49,156	54,635
Non-operating income (expense)
Interest expense	(1,675)	(1,895)	(7,022)	(10,408)
Interest income	9	192	399	1,123
Pension settlement expenses, net	638	(75,326)	(6,154)	(75,326)
Other, net	(777)	(930)	(4,020)	(4,477)
Total non-operating expense	(1,805)	(77,959)	(16,797)	(89,088)
Income (loss) from continuing operations before income taxes	11,932	(64,646)	32,359	(34,453)
Income tax provision (benefit)	2,801	(19,896)	11,576	(9,242)
Income (loss) from continuing operations	9,131	(44,750)	20,783	(25,211)

Discontinued operations:
Income (loss) before income taxes	679	(7)	544	1,284
Income tax provision (benefit)	29	125	29	(2,386)
Income (loss) from discontinued operations	650	(132)	515	3,670
Net income (loss)	$9,781	$(44,882)	$21,298	$(21,541)

Basic earnings (loss) per share
Income (loss) from continuing operations	$0.21	$(1.01)	$0.47	$(0.57)
Income from discontinued operations	0.01	—	0.01	0.08
Basic earnings (loss) per share	$0.22	$(1.01)	$0.48	$(0.49)

Diluted earnings (loss) per share
Income (loss) from continuing operations	$0.20	$(1.01)	$0.47	$(0.57)
Income from discontinued operations	0.01	-	0.01	0.08
Diluted earnings (loss) per share	$0.21	$(1.01)	$0.48	$(0.49)

Cash dividend declared per common share	$0.135	$0.13	$0.535	$0.52

Weighted average shares outstanding
Basic	44,368	44,189	44,339	44,132
Diluted	44,714	44,189	44,614	44,132

Glatfelter Reports Fourth Quarter and Full Year 2020 Results	page 7

Segment Financial Information

(unaudited)

Three months ended December 31
Dollars in thousands	Composite Fibers		Airlaid Materials		Other and Unallocated		Total
	2020	2019	2020	2019	2020	2019	2020	2019
Net sales	$137,822	$132,664	$97,460	$98,308	$—	$—	$235,282	$230,972
Costs of products sold	111,017	110,002	83,283	84,312	229	254	194,529	194,568
Gross profit (loss)	26,805	22,662	14,177	13,996	(229)	(254)	40,753	36,404
SG&A	11,764	10,241	5,104	4,873	10,470	8,710	27,338	23,824
Gains on dispositions of plant, equipment
and timberlands, net	—	—	—	—	(322)	(733)	(322)	(733)
Total operating income (loss)	15,041	12,421	9,073	9,123	(10,377)	(8,231)	13,737	13,313
Non operating expense	—	—	—	—	(1,805)	(77,959)	(1,805)	(77,959)
Income (loss) before income taxes	$15,041	$12,421	$9,073	$9,123	$(12,182)	$(86,190)	$11,932	$(64,646)

Supplementary Data
Metric tons sold	34,734	34,027	33,593	34,470	—	—	68,327	68,497
Depreciation, depletion and amortization	$6,523	$6,433	$5,818	$5,304	$949	$969	$13,290	$12,706
Capital expenditures	4,141	3,273	2,705	5,785	1,125	690	7,971	9,748

Year ended December 31
Dollars in thousands	Composite Fibers		Airlaid Materials		Other and Unallocated		Total
	2020	2019	2020	2019	2020	2019	2020	2019
Net sales	$525,089	$521,666	$391,409	$406,007	$—	$—	$916,498	$927,673
Costs of products sold	430,420	432,154	326,809	346,568	11,400	1,409	768,629	780,131
Gross profit (loss)	94,669	89,512	64,600	59,439	(11,400)	(1,409)	147,869	147,542
SG&A	42,575	41,629	18,296	18,321	39,174	35,017	100,045	94,967
Gains on dispositions of plant, equipment
and timberlands, net	—	—	—	—	(1,332)	(2,060)	(1,332)	(2,060)
Total operating income (loss)	52,094	47,883	46,304	41,118	(49,242)	(34,366)	49,156	54,635
Non operating expense	—	—	—	—	(16,797)	(89,088)	(16,797)	(89,088)
Income (loss) before income taxes	$52,094	$47,883	$46,304	$41,118	$(66,039)	$(123,454)	$32,359	$(34,453)

Supplementary Data
Metric tons sold	134,758	133,473	136,661	137,595	—	—	271,419	271,068
Depreciation, depletion and amortization (1)	$26,175	$26,153	$22,416	$21,136	$8,009	$3,531	$56,600	$50,820
Capital expenditures	13,262	11,972	9,311	13,667	5,563	2,126	28,136	27,765
(1)	The amount presented in 2020 in the Other and unallocated column includes accelerated depreciation incurred in connection with the restructuring of Composite Fibers’ Metallized operations.

Selected Financial Information

(unaudited)

	Year ended December 31
In thousands	2020	2019

Cash Flow Data
Cash from continuing operations provided (used) by:
Operating activities	$108,993	$102,835
Investing activities	(26,773)	(27,113)
Financing activities	(100,306)	(72,774)

Depreciation, depletion and amortization	56,600	50,820
Capital expenditures	28,136	27,765

	December 31	December 31
	2020	2019
Balance Sheet Data
Cash and cash equivalents	$99,581	$126,201
Total assets	1,287,083	1,283,794
Total debt	313,521	359,859
Shareholders’ equity	577,932	555,959

Glatfelter Reports Fourth Quarter and Full Year 2020 Results	page 8

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

This press release includes a measure of earnings before the effects of certain specifically identified items, which is referred to as adjusted earnings, a non-GAAP measure. The Company uses non-GAAP adjusted earnings to supplement the understanding of its consolidated financial statements presented in accordance with GAAP. Non-GAAP adjusted earnings is meant to present the financial performance of the Company’s core operations, which consist of the production and sale of composite fibers and airlaid nonwoven materials. Management and the Company’s Board of Directors use non-GAAP adjusted earnings to evaluate the performance of the Company’s fundamental business in relation to prior periods and established business plans. For purposes of determining adjusted earnings, the following items are excluded:

•

Restructuring charge – Metallized operations. This adjustment represents the charges incurred in connection with the decision to restructure a portion of the Composite Fibers segment, primarily consisting of the consolidation of our metallizing operation from Gernsbach, Germany to Caerphilly, UK. The charge includes a non-cash charge of $5.0 million associated with accelerated depreciation and the write-off of inventory and spare parts in addition to cash severance costs totaling $6.1 million.

•

Cost optimization actions. These adjustments reflect charges incurred in connection with initiatives to optimize the cost structure of the Company, including costs related to the organizational change to a functional operating model. The costs are primarily related to executive separations, other headcount reductions, professional fees, asset write-offs and certain contract termination costs. These adjustments, which have occurred at various times in the past, are irregular in timing and relate to specific identified programs to reduce or optimize the cost structure of a particular operating segment or the corporate function.

•

Corporate headquarters relocation. These adjustments reflect costs incurred in connection with the strategic relocation of the Company’s corporate headquarters to Charlotte, NC. The costs are primarily related to employee relocation costs and exit costs at the previous corporate headquarters.

•

Pension settlement expenses, net. This adjustment reflects expenses incurred in connection with the termination of the Company’s qualified pension plan in 2019 and the reversion of excess pension plan assets to the Company in the second quarter of 2020. In the fourth quarter of 2019, the Company incurred a $75.3 million pension settlement charge in connection with the termination of the plan. Since the pension plan was fully funded, the settlement of the pension obligations did not require the use of the Company’s cash, but instead was accomplished with plan assets. In connection with the reversion of excess pension plan assets in the second quarter of 2020, the Company incurred pension settlement expenses related to excise taxes, net of post settlement adjustments and certain related professional fees.

•

COVID-19 incremental costs. This adjustment represents incremental cash costs incurred directly related to the COVID-19 pandemic such as mill employee incentive payments, enhanced hygiene protocols, safety and supplies and professional fees primarily associated with the CARES Act benefit.

•

Asset Impairment Charge. This adjustment represents a non-cash charge recorded to reduce the carrying amount of a tradename intangible asset of the Dresden wallcover business due to the impact of the COVID 19 pandemic on the underlying forecasted revenue stream.

•

Airlaid capacity expansion. These adjustments reflect non-capitalized, one-time costs incurred related to the start-up of a new airlaid production facility in Fort Smith, Arkansas and implementation of a new business system.

•	Debt refinancing costs. Represents a charge to write-off unamortized debt issuance costs in connection with the redemption of the Company’s $250 million, 5.375% Notes.
•

Strategic initiatives. These adjustments primarily reflect professional and legal fees incurred directly related to evaluating and executing certain strategic initiatives including costs associated with acquisitions and the related integration.

•

Fox River environmental matter. This adjustment excludes a gain and reflects a decrease in the Company’s overall reserve included in income for the Fox River matter primarily due to the resolution of the litigation in the first quarter of 2019.

•

Timberland sales and related costs. These adjustments exclude gains from the sales of timberlands as these items are not considered to be part of our core business, ongoing results of operations or cash flows. These adjustments are irregular in timing and amount and may benefit our operating results.

•

Coronavirus Aid, Relief, and Economic Security (CARES) Act 2020. This adjustment reflects the tax benefit recognized as a result of the March 27, 2020 change in U.S. tax law which, among others, allows net operating losses to be carried back five years.

Unlike net income determined in accordance with GAAP, non-GAAP adjusted earnings does not reflect all charges and gains recorded by the Company for the applicable period and, therefore, does not present a complete picture of the Company’s results of operations for the respective period. However, non-GAAP adjusted earnings provide a measure of how the Company’s core operations are

Glatfelter Reports Fourth Quarter and Full Year 2020 Results	page 9

performing, which management believes is useful to investors because it allows comparison of such operations from period to period. Non-GAAP adjusted earnings should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with GAAP.

Calculation of Adjusted Free Cash Flow	Year ended December 31
In thousands	2020	2019

Cash from operations	$108,993	$102,835
Capital expenditures	(28,136)	(27,765)
Free cash flow	80,857	75,070
Adjustments:
Restructuring charge - Metallized operations	5,268	—
Cost optimization actions	3,799	6,657
Corporate headquarters relocation	1,070	—
Pension settlement	6,176	(53,401)
COVID-19 incremental costs	2,516	—
Airlaid capacity expansion costs	—	941
Strategic initiatives	1,210	249
Fox River environmental matter	3,526	21,470
Tax (refunds) payments on adjustments to adjusted earnings	(3,981)	224
CARES tax refund	(20,108)	—
Adjusted free cash flow	$80,333	$51,210

Net Debt	December 31	December 31
In thousands	2020	2019

Current portion of long-term debt	$25,057	$22,940
Long term debt	288,464	336,919
Total	313,521	359,859
Less: Cash	(99,581)	(126,201)
Net Debt	$213,940	$233,658

Glatfelter Reports Fourth Quarter and Full Year 2020 Results	page 10

EBITDA	Year ended December 31	Year ended December 31
In thousands	2020	2019

Net income (loss)	$21,298	$(21,541)
Exclude: (Income) loss from discontinued operations, net of tax	(515)	(3,670)
Add back: Taxes on Continuing operations	11,576	(9,242)
Depreciation and amortization	56,600	50,820
Interest expense, net	6,623	9,285
EBITDA	95,582	25,652
Adjustments:
Restructuring charge - Metallized operations	7,211	—
Cost optimization actions	5,979	8,583
Corporate headquarter relocation	871	—
Pension settlement expenses, net	6,154	75,326
COVID-19 incremental costs	2,715	—
Asset impairment charge	900	—
Airlaid capacity expansion costs	—	1,014
Strategic initiatives	1,567	249
Fox River environmental matter	—	(2,509)
Timberland sales and related costs	(1,382)	(1,572)
Adjusted EBITDA	$119,597	$106,743

Leverage	Year ended December 31		Year ended December 31
In thousands	2020		2019

Net Debt	$213,940		$233,658
Divided by Adjusted EBITDA	119,597		106,743
Net leverage	1.8	x	2.2	x

Caution Concerning Forward-Looking Statements

Any statements included in this press release which pertain to future financial and business matters are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. The Company uses words such as “anticipates”, “believes”, “expects”, “future”, “intends”, “plans”, “targets”, and similar expressions to identify forward-looking statements. Any such statements are based on the Company’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors that could cause future results to differ materially from those expressed in the forward-looking statements including, but not limited to, the impacts of the COVID-19 pandemic, changes in industry, business, market, and economic conditions, demand for or pricing of its products, market growth rates and currency exchange rates. In light of these risks, uncertainties and other factors, the forward-looking matters discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date of this press release and Glatfelter undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission, which are available at www.glatfelter.com.

About Glatfelter

Glatfelter is a leading global supplier of engineered materials. The Company’s high-quality, innovative and customizable solutions are found in tea and single-serve coffee filtration, personal hygiene and packaging products as well as home improvement and industrial applications. Headquartered in Charlotte, NC, the Company’s annualized net sales approximate $916 million with customers in over 100 countries and approximately 2,415 employees worldwide. Operations include eleven manufacturing facilities located in the United States, Canada, Germany, France, the United Kingdom, and the Philippines. Additional information about Glatfelter may be found at www.glatfelter.com.